Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361 T (310) 279 5980 W www.pondel.com

CONTACTS: NEWS RELEASE	Mark Astrachan SVP, Investor Relations & Corporate Development (951) 739-6200 Roger S. Pondel / Judy Lin PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE REPORTS 2026 FIRST QUARTER

FINANCIAL RESULTS

2026 First Quarter Highlights

•	Net Sales rise 26.9 percent to $2.35 billion

•	Operating Income increases 28.1 percent to $730.0 million (24.1 percent to $733.5 million on a non-GAAP adjusted basis)[1]

•	Net Income increases 28.6 percent to $569.5 million (24.6 percent to $572.4 million on a non-GAAP adjusted basis)

•	Net Income Per Diluted Share increases 27.6 percent to $0.58 per share (23.7 percent to $0.58 per share on a non-GAAP adjusted basis)

1The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

Corona, CA – May 7, 2026 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2026.

Net sales for the 2026 first quarter increased 26.9 percent to $2.35 billion, from $1.85 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2026 first quarter of $89.3 million. Net sales on a foreign currency adjusted basis (non-GAAP) increased 22.1 percent in the 2026 first quarter.

Net sales, excluding the Alcohol Brands segment (non-GAAP), increased 27.5 percent in the 2026 first quarter. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 22.6 percent in the 2026 first quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks, Bang Energy® drinks and FLRTTM total wellness energy drinks, increased 27.6 percent to $2.19 billion for the 2026 first quarter, from $1.72 billion for the 2025 first quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $82.0 million for the 2026 first quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 22.8 percent in the 2026 first quarter.

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, Predator® and Fury®, increased 28.9 percent to $126.7 million for the 2026 first quarter, from $98.3 million in the 2025 first quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $7.3 million for the 2026 first quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 21.4 percent in the 2026 first quarter.

Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 5.9 percent to $32.7 million for the 2026 first quarter, from $34.7 million in the 2025 first quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, decreased 12.0 percent to $5.3 million for the 2026 first quarter, from $6.0 million in the 2025 first quarter.

Net sales to customers outside the United States increased 44.9 percent to $1.06 billion in the 2026 first quarter, from $733.2 million in the 2025 first quarter, representing approximately 45 percent and 40 percent of total reported net sales for the 2026 and 2025 first quarters, respectively. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 32.7 percent to $973.3 million in the 2026 first quarter.

Gross profit as a percentage of net sales for the 2026 first quarter was 55.0 percent, compared with 56.5 percent in the 2025 first quarter. The decrease in gross profit as a percentage of net sales for the 2026 first quarter was primarily the result of geographical sales mix, increased aluminum can costs and increased freight-in costs, partially offset by pricing actions. The increase in freight-in costs was primarily the result of out-of-orbit production due to increased demand. Adjusted gross profit (non-GAAP) as a percentage of net sales, excluding the Alcohol Brands segment, for the 2026 first quarter was 55.3 percent, compared with 57.1 percent in the 2025 first quarter.

Distribution expenses for the 2026 first quarter were $102.8 million, or 4.4 percent of net sales, compared with $77.6 million, or 4.2 percent of net sales, in the 2025 first quarter.

Selling expenses for the 2026 first quarter were $195.0 million, or 8.3 percent of net sales, compared with $172.3 million, or 9.3 percent of net sales, in the 2025 first quarter.

General and administrative expenses for the 2026 first quarter were $265.5 million, or 11.3 percent of net sales, compared with $228.4 million, or 12.3 percent of net sales, for the 2025 first quarter. Stock-based compensation was $28.3 million for the 2026 first quarter, compared with $20.7 million in the 2025 first quarter. The increase in stock-based compensation for the 2026 first quarter included $4.0 million related to certain equity awards that contain a retirement clause.

Operating expenses for the 2026 first quarter were $563.4 million, compared with $478.2 million in the 2025 first quarter. Adjusted operating expenses (non-GAAP) for the 2026 first quarter were $549.3 million, compared with $447.5 million in the 2025 first quarter. Operating expenses as a percentage of net sales for the 2026 first quarter were 23.9 percent, compared with 25.8 percent in the 2025 first quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales, less alcohol, were 23.7 percent and 24.6 percent for the 2026 and 2025 first quarters, respectively.

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Operating income for the 2026 first quarter increased 28.1 percent to $730.0 million, from $569.7 million in the 2025 first quarter. Adjusted operating income (non-GAAP) for the 2026 first quarter increased 24.1 percent to $733.5 million, from $591.2 million in the 2025 first quarter.

The effective tax rate for the 2026 first quarter was 24.1 percent, compared with 23.4 percent in the 2025 first quarter.

Net income for the 2026 first quarter increased 28.6 percent to $569.5 million, from $443.0 million in the 2025 first quarter. Adjusted net income (non-GAAP) for the 2026 first quarter increased 24.6 percent to $572.4 million, from $459.5 million in the 2025 first quarter. Net income per diluted share for the 2026 first quarter increased 27.6 percent to $0.58, from $0.45 in the 2025 first quarter. Adjusted net income per diluted share (non-GAAP) for the 2026 first quarter increased 23.7 percent to $0.58, from $0.47 in the first quarter of 2025.

Hilton H. Schlosberg, Chief Executive Officer, said, “The global energy drink category continues to demonstrate solid growth, driven by increased consumer demand. We delivered a strong start to the year, with net sales increasing 26.9 percent, operating income increasing 28.1 percent and net income per diluted share increasing 27.6 percent for the 2026 first quarter. Net sales crossed the $2.0 billion threshold for the first time in the Company’s history for a fiscal first quarter.

“Our net sales to customers outside the United States increased 44.9 percent in the 2026 first quarter to approximately 45 percent of total net sales. This represents the highest percentage of net sales to customers outside the United States recorded by the Company to date for a single quarter.

“We remain focused on the growth of our existing core offerings as well as the continued introduction of product innovations, which remain central to our long-term growth strategy,” Mr. Schlosberg added.

Share Repurchase Program

During the 2026 first quarter, the Company purchased approximately 1.4 million shares of its common stock at an average purchase price of $73.86 per share, for a total amount of approximately $100.0 million. As of May 6, 2026, approximately $400.0 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, May 7, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

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Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® and Punch Monster® Energy + Juice energy drinks, Java Monster® and Monster Killer Brew® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® and StormTM total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, FLRTTM total wellness energy drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The BeastTM, Beast® Tea, Blind Lemon® and Blinder Lemon™. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain and/or surpass the current level of sales of our products, to adapt to changing consumer preferences, and to effectively respond to competitive products and pricing pressures; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; our ability to absorb, reduce or pass on to our bottlers/distributors increases in costs and expenses, including, but not limited to, increases to the cost of aluminum and other raw materials, the Midwest Premium, and freight costs; the impact of the current U.S. presidential administration’s policies on our energy drinks due to concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of changes in U.S. trade policies, including the imposition of additional tariffs; the impact of adverse changes in our costs, our supply chain, inflation or consumer demand for our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the effects of unilateral decisions by bottlers/distributors and/or retailers on our business, including their distribution and placement of our products, their consolidation, their discontinuation, or restriction of the range of, all or any of our products that they carry, their limitations on the sale or sizes of our products, and/or their allocation of less resources to the sale of our products; changes in the price and/or availability of raw materials and other supply chain issues, such as the availability of products, suitable production facilities and/or co-packing arrangements; possible recalls of our products and/or the consequences and costs of defective production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; disruption to and/or lack of effectiveness of our information technology systems, including internal and external cybersecurity threats and breaches; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; liabilities resulting from legal or regulatory proceedings, government investigations, and/or injunctions; the inherent operational risks, including the abuse or misuse of our products presented by the alcoholic beverage industry and/or related claims that may not be adequately covered by insurance or may lead to litigation; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally; and the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2025. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2026 AND 2025

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2026	2025
Net sales[1]	$2,353,291	$1,854,558

Cost of sales	1,059,942	806,596

Gross profit[1]	1,293,349	1,047,962
Gross profit as a percentage of net sales	55.0%	56.5%

Operating expenses	563,391	478,217
Operating expenses as a percentage of net sales	23.9%	25.8%

Operating income[1]	729,958	569,745
Operating income as a percentage of net sales	31.0%	30.7%

Interest and other income, net	20,170	8,272

Income before provision for income taxes[1]	750,128	578,017

Provision for income taxes	180,643	135,024
Income taxes as a percentage of income before taxes	24.1%	23.4%

Net income	$569,485	$442,993
Net income as a percentage of net sales	24.2%	23.9%

Net income per common share:
Basic	$0.58	$0.45
Diluted	$0.58	$0.45

Weighted average number of shares of common stock and common stock equivalents:
Basic	978,309	973,622
Diluted	988,258	981,282

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	274,460	213,100
Average net sales per case[2]	$8.44	$8.51

1Includes $9.9 million for both the three-months ended March 31, 2026 and 2025, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2026 AND DECEMBER 31, 2025

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,039,700	$2,088,117
Short-term investments	945,293	677,084
Accounts receivable, net	1,882,808	1,618,072
Inventories	828,260	799,623
Prepaid expenses and other current assets	166,477	103,551
Prepaid income taxes	49,073	74,637
Total current assets	5,911,611	5,361,084

INVESTMENTS	770,400	487,329
PROPERTY AND EQUIPMENT, net	1,074,598	1,081,544
DEFERRED INCOME TAXES, net	189,055	188,646
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,380,311	1,379,268
OTHER ASSETS	185,915	159,431
Total Assets	$10,843,533	$9,988,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$783,859	$565,974
Accrued liabilities	396,864	306,085
Accrued promotional allowances	402,440	384,070
Deferred revenue	46,448	45,323
Accrued compensation	69,740	114,023
Income taxes payable	115,713	32,305
Total current liabilities	1,815,064	1,447,780

DEFERRED REVENUE	155,281	159,991
OTHER LIABILITIES	146,153	127,066

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,134,502 shares issued and 977,916 shares outstanding as of March 31, 2026; 1,132,906 shares issued and 978,113 shares outstanding as of December 31, 2025	5,673	5,665
Additional paid-in capital	5,476,746	5,430,847
Retained earnings	9,923,701	9,354,216
Accumulated other comprehensive loss	(69,336)	(60,841)
Common stock in treasury, at cost; 156,586 shares and 154,793 shares as of March 31, 2026 and December 31, 2025, respectively	(6,609,749)	(6,475,779)
Total stockholders’ equity	8,727,035	8,254,108
Total Liabilities and Stockholders’ Equity	$10,843,533	$9,988,945

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$2,353,291	$1,854,558	26.9%
Currency Impact	(89,277)	N/A
Adjusted Net Sales – FX Neutral	$2,264,014	$1,854,558	22.1%

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$2,353,291	$1,854,558	26.9%
Alcohol Brands Segment	(32,657)	(34,703)
Adjusted Net Sales – Less Alcohol	$2,320,634	$1,819,855	27.5%

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$2,353,291	$1,854,558	26.9%
Alcohol Brands Segment	(32,657)	(34,703)
Currency Impact	(89,277)	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,231,357	$1,819,855	22.6%

Monster Energy® Drinks Segment	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$2,188,654	$1,715,548	27.6%
Currency Impact	(81,955)	N/A
Adjusted Net Sales	$2,106,699	$1,715,548	22.8%

Strategic Brands Segment	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$126,720	$98,332	28.9%
Currency Impact	(7,322)	N/A
Adjusted Net Sales	$119,398	$98,332	21.4%

Foreign	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Sales	$1,062,545	$733,202	44.9%
Currency Impact	(89,277)	N/A
Adjusted Net Sales	$973,268	$733,202	32.7%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Gross Profit	$1,293,349	$1,047,962	23.4%
Alcohol Brands Segment[1]	(10,510)	(9,267)
Adjusted Gross Profit	$1,282,839	$1,038,695	23.5%
Adjusted Gross Profit as a Percentage of Adjusted Net Sales – Less Alcohol	55.3%	57.1%

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Operating Expenses	$563,391	$478,217	17.8%
Alcohol Brands Segment – Impairments[2]	(67)	(2,369)
Alcohol Brands Segment – Operations[1]	(20,090)	(28,388)
Litigation Provisions/Adjustments	6,093	-
Adjusted Operating Expenses	$549,327	$447,460	22.8%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	23.7%	24.6%

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Operating Income	$729,958	$569,745	28.1%
Alcohol Brands Segment – Impairments[2]	67	2,369
Alcohol Brands Segment – Losses[1]	9,580	19,121
Litigation Provisions/Adjustments	(6,093)	-
Adjusted Operating Income	$733,512	$591,235	24.1%

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Income	$569,485	$442,993	28.6%
Alcohol Brands Segment – Impairments[2]	52	1,821
Alcohol Brands Segment – Losses[1]	7,435	14,714
Litigation Provisions/Adjustments	(4,588)	-
Adjusted Net Income	$572,384	$459,528	24.6%

Adjustments in this table are net of tax.

	Three-Months Ended		Percentage
	March 31,		Change
	2026	2025	26 vs. 25
Net Income per common share - Diluted	$0.58	$0.45	27.6%
Alcohol Brands Segment – Impairments[2]	-	-
Alcohol Brands Segment – Losses[1]	0.01	0.02
Litigation Provisions/Adjustments	(0.01)	-
Adjusted Net Income per common share - Diluted	$0.58	$0.47	23.7%

Adjustments in this table are net of tax.

1Includes $1.2 million of inventory reserves for the three-months ended March 31, 2025.

2Includes $0.1 million and $2.4 million of Alcohol Brands segment impairment charges for the three-months ended March 31, 2026 and 2025, respectively.